Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Osteologix, Inc.
We consent to the inclusion in the foregoing Post-Effective Amendment No. 1 to Form SB-2 on Form S-1 Registration Statement of our report dated March 7, 2008, relating to the consolidated Balance Sheet of Osteologix, Inc. and Subsidiary (a development stage company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2007 and for the period from June 16, 2003 (inception) through December 31, 2007, which appears in the Osteologix, Inc. Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 25, 2008. We also consent to the reference to our firm under the caption “Experts”.
WEINBERG & COMPANY, P.A.
Certified Public Accountants
Boca Raton, Florida
July 10, 2008